United Security Bancshares to Attend Sandler O'Neill 2006 West Coast Financial Services Conference

FRESNO, CA -- 03/07/2006 -- United Security Bancshares (NASDAQ: UBFO), parent company of United Security Bank, announced that Dennis R. Woods, President and Chief Executive Officer, will be a panelist at the West Coast Financial Services Conference sponsored by Sandler O'Neill & Partners, L.P. on March 9, 2006 beginning at 9:00 a.m. PST.

The conference will be accessible live via the Internet through the Sandler O'Neill & Partners website at http://www.sandleroneill.com during the conference and for 30 days following the conference, beginning March 10, 2006. Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register as it may be necessary to download audio software to hear the presentation. The presentation will also be available via audio conference at (866) 362-5158. No passcode is required for the audio conference.

United Security Bancshares is a $620+ million bank holding company. United Security Bank, its principal subsidiary, is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2004, or the quarter ended September 30, 2005 and particularly the section of Management's Discussion and Analysis.

CONTACT:
Richard Shupe
559-248-5087
rshupe@unitedsecuritybank.com